Exhibit 10.4

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (this "Amendment") dated as of the date of the last signature set forth below and with effect from October 30, 2015 (the “Effective Date”) is an amendment to that certain Employment Agreement (the "Agreement") dated as of June 9, 3014 between Brainstorm Cell Therapeutics, Inc., a Delaware limited liability company (the "Company"), and Anthony Fiorino, M.D., Ph.D. (the "Executive").

WHEREAS, the Company and the Executive desire to modify their existing relationship and replace transition the role of the Executive from Chief Executive Officer to Chief Medical Advisor and to provide for an ongoing relationship between the Company and the Executive after the Effective Date, with the Executive continuing to provide services to the Company, as the Company's Chief Medical Advisor, on the terms and for the compensation set forth in this Amendment;

WHEREAS, the Company and the Executive desire to clarify and modify the Executive's rights to compensation under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Cessation of Full Time Employment. Effective as of the end of October 30, 2015 Executive's full time employment with the Company shall cease and Executive shall thereafter be employed as a consultant to the Company. Sections 1, 2 and 3 of the Agreement are hereby superseded by Sections 1, 2 and 3 of this Amendment.

2.	Consultant's Position. Beginning on November 1, 2015, Executive shall continue to provide services to the Company in the capacity of the Company's Chief Medical Advisor (the "CMA"). It is specifically understood and agreed that the position as the Company's CMA is a position as a consultant and not a position as an officer of the Company. As such, Executive shall be free to seek and accept additional full time or part time employment to begin at any time on or after October 31, 2015 provided, however, that such other employment shall not be in violation of the terms of Sections 8(b) or Section 9 of the Agreement as modified by the terms of this Amendment. Consultant shall report to and shall be subject to the instructions of the CEO of the Company provided such instructions are reasonably consistent with Executive's position as the CMA and with the scope of "CMA Services" as defined below in this Amendment.

3.	Term. The term of this Agreement as amended by the Amendment shall be until notice of termination is provided by the Company or the Executive in accordance with the following restrictions: (x) at any time on or after the Effective Date, the Company may terminate the Executive's services at will by written notice to the Executive with or without cause and in the sole discretion of the Company; (y) at any time after September 30, 2016 or, if earlier, at any time after the later of (i) April 30, 2016 and (ii) completion of the analysis of the Company’s U.S.A. phase 2 study, Executive may terminate the provision of Executive's services at will by written notice to the Company with or without cause in the sole discretion of the Executive. Upon either such termination (the “Termination”) the CMA Services (defined below) shall cease, and the executive and the Company shall have no ongoing obligation to one another except as otherwise set forth in the Agreement as modified by this Amendment. The “CMA Term” as used herein is defined as the period from the Effective Date to the Termination.

4.	Consultant's Duties. During the CMA Term (and subject to the time limitations set forth below in this Amendment) and to the extent reasonably necessary or appropriate at the time, Executive shall perform the following services on behalf of the Company (the “CMA Services”):

•	Assist with finalizing the multi-dose protocol.
•	Assist with finalizing the statistical analyses of the phase 2a study.
•	Assist with finalizing the SAP for the U.S.A. phase 2 study.
•	General provision of advice and assistance to the Company with regard to medical trials (specifically including but not limited to FDA trials) of the Company's products.
•	Assist with the completion of a pre-IND briefing document for progressive MS (and continuing the dialogue with Dr. Riskind and Dr. Ionete from University of Massachusetts who are interested in running the study).
•	Assist with the completion of content for the Company's website.
•	If requested and appropriate, travel to NEALS for DSMB meeting.
•	If requested and appropriate, travel to Israel for follow-up with the Company's CEO and/or Board of Directors on one or more of the above issues.

5.	Compensation.

a.	For a period of Six (6) Months beginning on November 1, 2015 and continuing through April 30, 2016, Company shall continue to pay Executive an amount equal to Executive's Base Salary as in effect immediately prior to cessation of the Executive's position as the Chief Executive Officer of the Company (which for the avoidance of doubt occurred on September 22, 2015) with such amount to be paid through the Company's regular payroll. Further, and notwithstanding the provisions of Section 5(c)(iii) of the Agreement or any other agreement between the Executive and the Company, any Company stock options issued to the Executive that were unvested prior to the Effective Date shall be terminated on the Effective Date. However, all stock options issued to the Executive that were vested and exercisable as of the Effective Date (which for the avoidance of doubt consists of options to purchase 126,667 shares of the Company’s common stock) shall remain exercisable by the Executive through and including September 30, 2016. Finally, the Six (6) Month period from November 1, 2015 through and including April 30, 2016 shall be treated as the Payment Period for purposes of Section 5(c)(iv) of the Agreement and the language contained in Section 5(c) of the Agreement following the clause contained in Section 5(c)(iv) of the Agreement and the Company shall be obligated to provide Executive with health insurance benefits under Section (5)(c) of the Agreement to the same extent as if the Company had terminated Executive's employment without cause on October 31, 2015. Other than as provided for above in this Section 5a of this Amendment, the Company shall have no further obligation to pay Executive any amount, or to provide Executive any benefits, in connection with the cessation of the Executive's role as CEO of the Company or the termination of Executive's employment or consultancy with the Company, or the Termination. The amounts payable to Executive and the benefits provided to Executive in accordance with the provisions of this Section 5a of the Amendment shall be paid to Executive and/or provided to or on behalf of Executive in all events and without regard to whether or not the Agreement, as amended, is terminated (with or without cause), subject to Executive’s compliance with the terms of Section 22 of this Amendment.

b.	Additional Compensation. During the CMA Term, Executive shall regularly record and report to the CEO of the Company (on a regular or weekly or bi-weekly basis, as relevant) the time spent by Executive each week in performing services on behalf of the Company as the Company's CMA. During the period from October 31, 2015 through April 30, 2016 (the "Initial Period"), Executive shall receive no compensation in addition to the compensation provided to Executive under Section 5a of this Amendment, above, for the CMA Services up to twenty (20) hours per week. For CMA Services in excess of twenty (20) hours per week during the Initial Period, the Company shall compensate Executive at the rate of One Hundred Fifty ($150.00) Dollars per hour to be paid to Executive in accordance with the Company's regular payroll policy in the next payroll period following the regular weekly or bi-weekly submission to the Company by Executive of each statement itemizing the provision by Executive of CMA Services. During the Initial Period, Executive shall not be obligated to submit itemized statements for weeks in which Executive provides 20 hours or less in services. For CMA Services following expiration of the Initial Period but prior to Termination of the CMA Term, the Company shall compensate Executive at the rate of Two Hundred Fifty ($250.00) Dollars per hour to be paid to Executive in accordance with the Company's regular payroll policy in the next payroll period following the regular weekly or bi-weekly submission to the Company by Executive of each statement itemizing the CMA Services. In addition to the compensation for CMA Services set forth above, Executive shall be entitled to reimbursement of all expenses reasonably incurred by Executive in connection Executive's provision of services on behalf of the Company as the Company's CMA (not to include expenses typically incurred in connection with working in a home office), provided that any expense in excess of (i) $500 on any item or (ii) over $1,000 in the aggregate in any calendar month, shall require the prior approval of the CEO of the Company. The reasonable price paid by Executive or expense incurred by Executive to purchase an item or service which Executive has been requested to purchase by the Company or reasonable expense for travel requested by the Company shall be deemed to be an expense which has been approved in advance by the CEO of the Company. In the case of travel by air by Executive on behalf of the Company, the Company, if requested to do so by Executive, shall purchase the airline tickets for such travel in advance on the Executive's behalf.

6.	Executive Time Commitment/Time Limitations. During the Initial Period and up to such time as Executive begins full time employment with a new employer, Executive shall be obligated to spend up to Twenty (20) Hours per week providing services to the Company as the Company's CMA if and to the extent that such services are reasonably required or appropriate in performing Executive's duties on behalf of the Company. Following the earlier to occur of Executive's start of full time employment with a new employer or the end of the Initial Period, Executive shall be obligated to spend up to three (3) Hours per week providing services to the Company as the Company's CMA if and to the extent that such services are reasonably required or appropriate in performing Executives duties on behalf of the Company. If the services reasonably necessary or appropriate to perform Executive's duties as the Company's CMA call for the provision by Executive of more than Twenty (20) Hours per week prior to the earlier of starting new full time employment or the end of the Initial Period or the provision of more than 3 hours per week of services by Executive thereafter, then Executive shall utilize his reasonable best efforts to provide such additional hours of service (taking into account Executive's other personal and professional obligations). Notwithstanding the preceding provisions of this Section 6 of the Amendment, during the Initial Period, and even if Executive has started new full time employment, if requested by the Company Executive shall utilize his best efforts, in cooperation with the Company, to travel to Florida on behalf of the Company for the DSMB and/or to travel to Israel at least once to meet with the Board and/or with the Company's Chief Executive Officer with the understanding that once Executive has started new full time employment, travel to Israel will be difficult and the Company will have to cooperate with Executive in scheduling such a meeting and Executive will use his best efforts to fit such a meeting into his schedule (for example, if Executive were to fly on a motzei shabbat and return on Monday night it would give Executive an evening plus a full day in Israel, something that Executive might be able to coordinate with a new employer).

7.	Non-Disparagement. Company and Executive shall not at any time (whether during or after the termination of Executive's employment/consultancy) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed, intended or might reasonably be perceived to be designed or intended to have a negative impact or adverse effect on the Executive or the Company or Executive's or the Company's, as applicable, business or employment. Notwithstanding the foregoing, nothing contained in this Amendment or in this Section 7 in particular prohibits the Company and the Executive, as applicable, or is intended to prohibit the Company or the Executive from providing truthful information about Executive's employment, Executive or the Company to any governmental entity, regulatory agency, judicial or dispute resolution forum, or to interfere with or prevent the Company or the Executive from commencing, defending or participating fully in a judicial proceeding or dispute resolution process. This Section 7 may be raised by the Company or the Executive, as applicable, as a complete bar to any claim of material breach by the Company or the Executive of this Section 7 or any proceeding brought under this Section 7 to the extent the claim or the proceeding concerns a statement or disclosure permissible under this Section 7. Section 9(d) of the Agreement is superseded by the this Section 7.

8.	Superseded Compensation Provisions. Effective on November 1, 2015, the compensation provisions contained in Section 4(a), (b), (c), (d), (f), (g), and (i) of the Agreement are superseded by the terms of this Amendment.

9.	Termination and Consequences. The terms of Section 5 of the Agreement are superseded by the terms of this Amendment except as may reasonably be required in order to interpret or apply the terms of this Amendment.

10.	Termination Obligations. Section 6 of the Agreement shall continue to apply except that the references to "termination of employment" or to "termination" in the first two sentences of such Section 6 shall be deemed to refer to the Termination of the CMA Term and the reference to "termination of employment" in the last sentence of such Section 6 shall deemed to refer to October 30, 2015 and with the additional understanding that the offices there referred to do not include Executive's position as the Company's CMA (it being understood by the parties that the position as CMA is a consultant's position and is not understood to be a position as an officer of the Company as an office then held with the Company was meant by such Section 6).

11.	Return of Confidential Information. The reference to "Executive's termination of employment" in Section 7(c) of the Agreement shall be deemed to refer to the Termination of the CMA Term, for purposes of clarity only, the provisions of Section 7 of the Agreement shall otherwise remain in full force and effect.

12.	Assignment of Inventions. The reference in Section 8(b) of the Agreement to "during the term hereof" shall be deemed to refer to the period of Executive's employment as CEO of the Company ending on October 30, 2015.

13.	Assignment of Inventions - Duty to Disclose and Assist. Executive's obligation to disclose contained in the first sentence of Section 8(c) of the Agreement shall be limited to a duty to disclose Inventions made by Executive on or before October 30, 2015. The reference in Section 8(c) of the Agreement to the provision of services "without additional compensation if the Executive is then employed by the Company" shall be deemed to refer to the provision of services on or before October 30, 2015 with the provision of services thereafter to be subject to the compensation provisions set forth above in this Amendment, but no additional compensation shall be due in connection therewith.

14.	Assignment of Inventions - Litigation. Executive shall be compensated in accordance with the compensation provisions of this Amendment for services provided to the Company pursuant to the provisions of Section 8(e) of the Agreement during the CMA Term.

15.	Continuation of Agreement Assignment Provisions, For Clarity Only. For purposes of clarity only, the parties acknowledge and agree that the provisions of Section 8 of the Agreement continue in full force and effect as modified by the terms of this Amendment.

16.	Additional Covenants - Non-Interference with Customer Accounts. The references to Executive's employment, the term of Executive's employment, and termination of the Executive's employment in Section 9(a) of the Agreement shall be deemed to include the CMA Services and to include the CMA Term.

17.	Additional Covenants - Non-Competition. Section 9(b) of the Agreement shall be applied as if Executive's employment with the Company was terminated by the Company on October 30, 2015 without Cause.

18.	Additional Covenants - No Diversion. Executive's obligations under Section 9(c) of the Agreement with regard to actual or potential business opportunities shall cease to apply with regard to Executive's activities on or after October 31, 2015.

19.	Additional Covenants - Non-Recruitment. The reference to "the termination of the Employment Period" in Section 9(e) of the Agreement shall be deemed to refer to the end of CMA Term.

20.	Continuation of Agreement Additional Covenants, For Clarity Only. For purposes of clarity only, the parties acknowledge and agree that the provisions of Section 9 of the Agreement continue in full force and effect as modified by the terms of this Amendment.

21.	Continuation of Agreement Sections 10 and 11, For Clarity Only. For purposes of clarity only, the parties acknowledge and agree that the provisions of Sections 10 and 11 of the Agreement continue in full force and effect except that references therein to the Agreement or to this Agreement are considered to include the Agreement as amended by this Amendment to the extent reasonably necessary or appropriate to accomplish the apparent purposes of such Sections 10 and 11 of Agreement as modified by the terms of this Amendment.

22.	Release of Claims. Notwithstanding anything to the contrary, (i) no compensation of any kind shall be payable to the Executive pursuant to Section 5 of this Amendment unless and until Executive shall execute and deliver a full and general waiver and release to the Company in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies, agents and representatives, in the form set forth on Exhibit A hereto, such waiver and release to be delivered by Executive within 10 days after the Effective Date (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law), and (ii) the final payment to the Executive under Section 5b of the Amendment and any continued exercisability of Executive’s options after Termination of the CMA Term pursuant to Section 5a of this Amendment, shall each be conditioned upon, and deemed consideration for, Executive’s execution of a second release in the form set forth on Exhibit A hereto within 10 days after the Termination of the CMA Term (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed as of the date of the last signature set forth below and with effect from October 30, 2015.

The Company:
Brainstorm Cell Therapeutics Inc.	The Executive:

By: /s/ Chaim Lebovits	/s/ Anthony Fiorino, M.D., Ph.D.
Chaim Lebovits, CEO	Anthony Fiorino, M.D., Ph.D.
Date: 11.11.15	Date: November 11, 2015

EXHIBIT A

Release of Claims

In consideration for the payments and benefits to be provided to the Executive described in Section 5 of the First Amendment to Employment Agreement effective October 30, 2015 (the "Amendment") amending that certain Employment Agreement (as amended, the "Agreement") dated as of June 9, 3014 between Brainstorm Cell Therapeutics, Inc., a Delaware limited liability company (the "Company"), and Anthony Fiorino, M.D., Ph.D. (the “Executive”), with the intention of binding the Executive, the Executive’s agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, Executive does hereby irrevocably and unconditionally forever release and discharge the Company, and its subsidiaries, affiliates, divisions and licensees, as well as each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys (the “Releasees”), of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys’ fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the date of execution set forth below, arising in any way out of or in connection with Executive’s employment or consulting with the Company or the termination of Executive’s employment or consulting with the Company.  The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Executive Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the Constitution of the State of New Jersey, the New York State Human Rights Law, N.Y. Exec. Law § 291et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the Conscientious Executive Protection Act (“CEPA”), N.J.S.A. § 34:19-1-8, the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any whistle blower or any other local, state or federal law, regulation or ordinance prohibiting discrimination or pertaining to employment, consulting, and any contract, tort, or common law theories with respect to Executive’s hiring by the Company, the terms and conditions of Executive’s employment or consulting with the Company, and/or the termination of Executive’s employment or consulting with the Company. Executive does not waive Executive’s rights to any claims which may not be released as a matter of law.

The Company and Executive understand and agree that the release set forth above does not in any way affect the rights and obligations of the parties created under the Agreement and the rights of either party to take whatever steps may be necessary to enforce the terms the Agreement or the terms of this release or to obtain appropriate relief in the event of any breach of the terms of the Agreement or breach of the terms of this release.  Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive acknowledges that Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law.  Further, the release set forth in this release does not prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Release as of the date set forth below. Executive acknowledges that the execution of this Release is Executive’s own free, voluntary and knowing act and deed.

The Executive:

/s/ Anthony Fiorino, M.D., Ph.D.
Anthony Fiorino, M.D., Ph.D.
Date of Execution: November 11, 2015

Agreed and Acknowledge by the Company:

Brainstorm Cell Therapeutics Inc.

By: /s/ Chaim Lebovits
Chaim Lebovits, CEO
Date: 11.11.15